                               ARTICLES OF AMENDMENT OF
                  AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                                  BEST BUY CO., INC.

     WE, THE UNDERSIGNED, being officers of Best Buy Co., Inc., a Minnesota corporation subject to the provisions of Minnesota Statutes, Chapter 302A, of the Minnesota Business Corporation Act, do hereby certify that the resolutions as hereinafter set forth were adopted on the 25th day of June, 1998, by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote:


     RESOLVED:

          The Shareholders of this corporation do hereby amend Article IV of the corporation's Amended and Restated Articles of Incorporation to read as follows:

                                      ARTICLE IV
                                       CAPITAL

               The aggregate number of shares of all classes of stock which this corporation shall have the authority to issue is Four Hundred Million Four Hundred Thousand (400,400,000) shares consisting of:

          (1)  400,000,000 shares of Common Stock, par value of $.10 per share;
               and

          (2)  400,000 shares of Preferred Stock, par value of $1.00 per share.

          The holders of shares of Common Stock shall have one vote for each share of Common Stock held of record on each matter submitted to the holders of shares of Common Stock.


     RESOLVED
     FURTHER:

          The Chairman and Chief Executive Officer and the Secretary of this corporation shall be, and they each hereby are, authorized, empowered and directed to make, execute and acknowledge such document(s) as may be required by Minnesota Statutes, Chapter 302A, to reflect this amendment to the Amended and Restated Articles of Incorporation and to cause such document to be filed for record in the manner required by law.



                                     /s/ Richard M. Schulze
                                     -----------------------------------------
                                     Richard M. Schulze
                                     Chairman and Chief Executive Officer

                                     /s/ Elliot S. Kaplan
                                     -----------------------------------------
                                     Elliot S. Kaplan
                                     Secretary